Exhibit 10.8

Binder

INSURER:

National Union Fire Insurance Company of Vermont

ORIGINAL INSURER:

Continental Casualty Company, National Fire Insurance Company, Transcontinental Insurance Company and Transportation
Insurance Company (collectively, “CNA”) of Chicago, Illinois

INSURED:

Gevity HR Inc. (formerly known as Staff Leasing)

CLAIMS ADMINISTRATOR:

RSKCo

BUSINESS COVERED:

Workers’ Compensation and Employer’s Liability, as pertaining to the policies issued to the Insured for their retained liabilities.

Coverage will not extend to the state of Texas for the Policy Year January 1, 2000 to December 31, 2000.

Coverage is restricted to the policy numbers listed in #20 of the Additional Terms section in this binder, and will exclude all other Guaranteed Cost Coverage.

This policy will only cover Paid Losses and Allocated Loss Adjustment Expenses for those policies listed in #20 of the Additional Terms section of this Binder that:

    1)        are paid by the Insured after June 30, 2004, and

    2)        exceed $199,451,629 of Paid Losses and Allocated Loss Adjustment Expenses.

Such reimbursement will continue until exhaustion of limits, stated in this agreement, or commutation of the Deductible Liability Policies issued.

To the extent that there are unreimbursed loss amounts (included in the RSKCo paid amount in 2, above) due and owing to CNA after this date, the Insurer will grant reimbursement for amounts shown as paid on the RSKCo Loss Run prior to 6/30/04 but not yet reimbursed to CNA, provided such amounts are presented within 180 days of the inception date of the Deductible Liability Protection Policy (“DLPP”) to be issued by the Insurer.

In addition, the Insured agrees that to the extent that there are amounts paid which are included in the $199,451,629 amount shown as paid as of 6/30/04, the Insured agrees to indemnify the Insurer for these amounts and will execute a payment agreement for these obligations. Such amounts will not serve to erode the Insurer’s per occurrence retention’s and aggregate limits outlined under the DLPP policy.

EFFECTIVE DATE OF INSURER’S DLPP POLICY (“EFFECTIVE DATE”):

June 30, 2004, 12:01 AM EST at the Insureds location.

EXPIRATION DATE OF INSURER’S DLPP POLICY (“EXPIRATION DATE”):

July 1, 2004, 12:01 AM EST

TRANSACTION DATE:

September 30, 2004

BUYOUT PERIOD:

This Binder applies to incidents with occurrence dates for Workers’ Compensation and Employer’s Liability between January 1, 2000 to December 31, 2002, both end dates included.

CURRENCY:

US Dollars

PREMIUM

$102,000,000, deposited in cash on or before the Transaction Date.

This premium reflects the assumption of loss liabilities in the attached Exhibit I. Premium to be considered as fully earned at the Effective date of the DLPP Policy to be issued by the Insurer.

Included in the premium is a charge of $500,000 for anticipated premium taxes. If, however, determination is made by any State(s) Regulatory Authority that reimbursements are taxable as premium, or subject to assessments, the Insured will be charged for said taxes and/or assessments exceeding this amount accordingly.

LOSS FUND AND LOSS FUND ADJUSTMENT:

      LOSS FUND

$94,400,000 will be deposited into an interest bearing Loss Fund (the “Loss Fund”). This Fund will be adjusted as outlined below. Interest will be accumulated based upon an enhanced spread of twenty (20) basis points over the 3 – Year U.S. Constant Maturity Treasury (CMT) Yield as it reads the day the Insurer receives the premium, and will be effective until all claims are closed. The Loss Fund Balance (the “Loss Fund Balance”) shall include interest.

All interest referenced above accrues to the benefit of the Insurer, subject to the provisions of the Loss Fund Adjustment below.

Loss Fund Adjustment :

        Adjustments at: 36, 60, 84, and 120 months from the inception date of this program:

36 Months

Ultimate Nominal Reserve is calculated as the Cumulative Paid Loss multiplied by [ * ], minus the Cumulative Paid Loss, at 36 Months. (The Cumulative Paid Loss is calculated as $199,451,629, which is actual paid as of 6/30/2004, plus Paid Loss to date at 36 Months after the 6/30/04 Effective Date of this Agreement.)

The Return Premium is then calculated as the Loss Fund Balance minus the Ultimate Nominal Reserve, with a maximum return of $5.5M.

60 Months

Ultimate Nominal Reserve is calculated as the Cumulative Paid Loss multiplied by [ * ], minus the Cumulative Paid Loss, at 60 Months. (The Cumulative Paid Loss is calculated as $199,451,629, which is actual paid as of 6/30/2004, plus Paid Loss to date at 60 Months after the 6/30/04 Effective Date of this Agreement.)

The Return Premium is then calculated as the Loss Fund Balance minus the Ultimate Nominal Reserve, with maximum return of $5.5M, in addition to any return payment at 36 months.

*	THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

84 Months

Ultimate Nominal Reserve is calculated as the Cumulative Paid Loss multiplied by [ * ], minus the Cumulative Paid Loss, at 84 Months. (The Cumulative Paid Loss is calculated as $199,451,629, which is actual paid as of 6/30/2004, plus Paid Loss to date at 84 Months after the 6/30/04 Effective Date of this Agreement.)

The Return Premium is then calculated as the Fund Balance minus the Ultimate Nominal Reserve (inclusive of all return payments made).

120 Months

Ultimate Nominal Reserve is calculated as the Cumulative Paid Loss multiplied by [ * ], minus the Cumulative Paid Loss, at 120 Months. (The Cumulative Paid Loss is calculated as $199,451,629, which is actual paid as of 6/30/2004, plus Paid Loss to date at 120 Months after the 6/30/04 Effective Date of this Agreement.)

The Return Premium is then calculated as the Fund Balance minus the Ultimate Nominal Reserve (inclusive of all return payments made).

If premium is returned to the Insured during the: 36, 60, and/or 84 Month adjustment periods, but is later deemed necessary that all or a portion of that premium needs to be returned to the Insurer, then an interest penalty will be levied on the amount to be returned to the Insurer, based upon the interest rate(s) applicable between the time the premium was first returned to the Insured, and then subsequently returned to the Insurer.

COMMUTATION OPTION:

At the 120 months adjustment, the Insurer is agreeable to a commutation of 100% of the remaining fund balance, subject to written approval from an officer of CNA.

If this option is exercised by the Insured, the Insured will execute a Release Agreement terminating the Insurer’s liability under this Binder and all other transaction agreements.

AGGREGATE LIMIT — $173,519,448

The Insurer’s DLPP Policy will respond to the applicable individual policy and annual aggregates under the policies listed in Item 20 of the Additional Terms section, subject always to the maximum aggregate limit of $173,519,448.

The Insured however, will be responsible for that portion of the aggregate limit above $112,000,000 and below $149,500,000. The Insured will execute a Payment Agreement for this exposure.

*	THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

RETAINED AMOUNT COVERED:

The Insurer’s DLPP Policy will cover from first dollar of loss up to a per occurrence retained amount of $1,000,000, each and every occurrence.

In absolutely no instance will the coverage provided by the Insurer’s DLPP pay more than the lesser of the actual retained amounts in the underlying program or the following retention for any one occurrence:

Coverages	Named Insured	Buyout Dates (From/To)	Retained Amount Covered
Workers' Compensation and Employers Liability	Gevity HR.	1/1/2000 to 12/31/2002	$1,000,000

Allocated Loss Adjustment Expenses are included within the Per Occurrence retention Limit.

LOSS REIMBURSEMENT AND CLAIMS HANDLING:

Reports and remittances between the Insurer, the Insured and the Claims Administrator are subject to final contract wording, including all exhibits and addenda, to be determined. The transaction contemplated by this Binder will not cover fees for: unallocated claims handling, (including, but not limited to, Claims Administrator claims handling fees), escrows and fees necessary for the Claims Administrator’s escrow balances.

The funding of the escrow for claim payments is the responsibility of the Insured. If escrow or service fees are involved, additional agreements may be required.

This Binder contemplates the Insurer will reimburse paid losses on a monthly paid loss basis only. No reimbursements will be based on incurred losses. Payments will be based off of electronic loss runs, and if not available, then via hard copy runs from RSKCo.

FORMS:

Exact forms to be determined and are subject to Insurer’s and CNA’s legal review. It is anticipated that the following agreements will be executed:

(1)     Insurer will issue to Insured a DLPP Policy with an Assignment of Return Premium and Loss Payments Endorsement in favor of CNA. This policy will include Loss and Premium Adjustment provisions.

(2)     Any applicable Release Agreement (from an officer of CNA and Gevity) required if the Commutation Option is implemented.

(3)     Payment Agreement for aggregate exposure as discussed in the Aggregate Limits Section.

ADDITIONAL TERMS:

1.     This Binder supercedes the terms of any prior Term Sheets between the Insurer and the Insured.

2.     This Binder is subject to a True Up based on actual paid losses as of the transaction date and as addressed in the Business Covered Section above.

3.     Loss and, as applicable, allocated loss adjustment expenses, are limited to the Retained Amounts by Gevity under the original insured policies, and go to erode both the Per Occurrence and Aggregate Limits shown above, and as listed in the policies identified in Additional Term #20.

4.     This Binder assumes that all claim reimbursements, including but not limited to subrogation recoveries and Second Injury Recoveries, will be credited to the Insurer, subject to the excess layers subrogation and recovery clauses.

5.     This Binder is subject to receipt of an inventory and copy of each insurance policy, each excess insurance policy, and other related agreements in the Buyout Period. The inventory needs to identify: the carrier name, policy number, policy period and limits, inclusive of deductibles or retention’s. In addition, the Insured is required to provide the Insurer with any other information requested by the Insurer regarding the Insured or Claims Contracts that pertain to the Buyout Period.

6.     This Binder is subject to Insurer’s approval of the Insured’s Claims Administrator, and receipt by the Insurer of the current Claim Service Agreement and/or special account instructions between the Insured, its Claims Administrator and the underlying CNA insurers for each coverage line. This Binder is subject to written confirmation from CNA of the Insurer’s Right to Associate, at the sole expense of the Insurer, with the Insured and the Insured’s Claims Administrator, in the handling of claims under the CNA deductible policies.This association right does not include authority to settle any claims and is limited to: (i) reporting to the Insurer all losses where the incurred value equals or exceeds $75,000; and (ii) suggesting or recommending disposition strategies on claims with an incurred in excess of $250,000. The incurred value of a loss shall be determined by the sum of Paid and Outstanding Losses and Allocated Loss Adjustment Expense. To the extent permitted by CNA, the Insured grants the Insurer on-line claims access and will instruct the Claims Administrator to provide such access if the Claims Administrator has on-line capability.

7.     The reporting of losses shall be in a narrative form and a copy of the claim file will accompany the report. This association right shall not supercede any existing Insuring Agreements or Claim Service Agreements currently in place with the Insured. The Insured further agrees that Insurer shall be granted full access to perform claim file audits as are necessary. For such audits, the Insurer shall be granted full access to all claim files, including but not limited to, any reports, statements and financial documents related to any and all claims.

8.     The Insured agrees that it is the expectation of the Insured, Original Insurer and the Insurer that claim handling will remain at the quality level as of the inception date of this program through the duration of the program. Should it become necessary, to have the claims handling function transferred to another third-party administrator, the Insured agrees that this cost would be entirely borne by the Insured. Further, if for any reason the Insured decides that it would like to transfer the claims handling function to another third-party administrator, they will first obtain mutual approval of the Insurer and the Original Insurer, in writing, and the Insured agrees that all costs associated with this transfer to the third-party administrator, will be borne entirely by the Insured. If the third-party administrator is changed without the Issuer’s approval, in writing, or if claim handling does not remain at the quality level as of the inception date of this Transaction throughout the duration of this Agreement, the Insurer and Original Insurer have the right to confer and under mutual consent effect a change of the third party administrator. The Insurer may only terminate this transaction upon mutual consent of the Original Insurer and will then return any premium to the Insured if required by law, and will be relieved of any of its obligations under this Transaction. Following such intended termination by the Insurer, if the Insurer is in any way required by law to continue reimbursing the Insured, the Insured agrees to indemnify Insurer for any amounts Insurer pays following such intended termination.

9.     This Transaction is not intended to indemnify the Insured for losses which are the result of an occurrence outside the stated policies within the Buyout Period.

10.     It is agreed by both the Insured and the Insurer that: a) The Insurer is not responsible for paying and/or fronting any amounts beyond the per occurrence and/or aggregate limits of this Transaction, b) it is unanticipated that the Insurer will be legally required to pay and/or front any amounts beyond the per occurrence or aggregate limits of this Transaction, and c) it is agreed that the Insurer will have no legal or contractual obligation to pay and/or front any amounts beyond the per occurrence or aggregate limits of this Transaction. The Insured agrees to fully indemnify and hold harmless the Insurer in the unanticipated event that the Insurer is legally required to pay and/or front any amounts beyond the per occurrence or aggregate limits of this Transaction.

11.     This Binder represents an indemnity transaction, and not a Program of Workers’ Compensation or Employer’s Liability insurance. This Binder is intended to indemnify the Insured for the payment of its retained portion of losses occurring during the specified Buyout Period as stated in the policies listed in #20 herein. This Transaction is not intended to indemnify the Insured for losses which are the result of an occurrence outside the stated Buyout Period.

12.     This Binder does not: (1) Relieve the Insured of any of its obligations as a Qualified Self-Insured in any state; (2) Satisfy the obligations of the Insured to provide Workers’ Compensation coverage for its employees in accordance with state laws; or (3) afford any direct right of action against the Insuring Company by a claimant under the Workers’ Compensation laws of any state.

13.     This Binder specifically excludes any or all current or future: surcharges, penalties, or any other charges (not already addressed) arising from or related to the underlying policies, regardless of whether owed by the Insured or the historical insurance provider (Continental Casualty Company). Such amounts include, but are not limited to: fees, penalties in any jurisdiction due to delay or refusal to make payment, premium loss adjustments, expense adjustments, time and expense or Loss Conversion Factor Charges, collateral, or other similar amounts that may be due or owing. The Insured warrants that they have provided the Insurer with all information known to them regarding any fines or penalties, including but not limited to fines and/or penalties related to delay or refusal to make payment. The Insured agrees to indemnify the Insurer for such fines and/or penalties, including interest.

14.     Coverage under this Transaction is further subject to receipt of any/all applicable approvals by state regulatory agencies having authority over Transaction and the Insured.

15.     Insured agrees to cooperate fully with Insurer in obtaining full approval of this transaction by applicable state regulatory agencies.

16.     This Binder does not anticipate that the Insurer will post substitute collateral.

17.     This Binder specifically excludes punitive damages.

18.     This Binder specifically relates to Workers’ Compensation and Employer’s Liability only, and excludes all coverages as excluded from protection in the Insurer’s DLPP Policy.

19.     There will be a cut through whereby, in the event of insolvency, the Insured or Original Insured as the Insured’s assignee of loss payments under the DLPP to be issued by Insurer, can go directly to National Union Fire Insurance Company of Pittsburgh, PA. (NUFICPA) for reimbursements under the DLPP to be issued by Insurer. In such an event, NUFICPA will carry out in total all of the obligations of Insurer under the DLPP subject to the terms and conditions of the DLPP policies. All obligations to the Insured or Original Insurer will not be impaired by an insolvency of the Insurer.

20.     This Binder contemplates that the Retained Deductible Amount not to exceed $1,000,000 (as reflected above) under the Deductible Policies listed below, issued by the original Insurer (CNA), be covered under the DLPP Policy to be issued by the Insurer)

January 1, 2000	January 1, 2001	January 1, 2002
WC 189165165 (Master)	WC 189165165	WC 189165165

	WC 247848874 (Texas)	WC 247848874 (Texas)
	WC 247848888 (Texas)	WC 247848888 (Texas)

Insurer agrees to cover any other deductible policy on file with the Original Insurer issued to the Insured, with an inception date between January 1, 2000 to December 31, 2002, both end dates included, provided however, that a list of all such policies is presented to the Insurer within 180 days of the inception of the Insurer’s DLPP Policy.

IN WITNESS WHEREOF, the parties hereto have caused this Binder to be executed by their duly authorized representatives.

NATIONAL UNION FIRE INSURANCE COMPANY OF VERMONT

By: /s/ Russell Johnston
Name: Russell Johnston
Title: President
Date: September 30, 2004

GEVITY HR INC.

By: /s/ Peter C. Grabowski
Name: Peter C. Grabowski
Title: Senior Vice President, Chief Financial Officer
Date: September 29, 2004